Exhibit 10.55
SHARE PURCHASE AGREEMENT
November 18, 2007
By and between
- Applied Materials, Inc., a Delaware corporation (the “Purchaser”), with its registered office at 3050 Bowers Avenue, Santa Clara, CA 95054, here represented by its Senior Vice President duly authorized by its board of directors
-on one side-
and
the following parties (the “Selling Shareholders”):
- Mr. Gisulfo Baccini, an Italian citizen born in Breda Di Piave (Treviso), Italy, on 1 October 1942, resident in 31030 Carbonera (Treviso), Italy, Via Duca D’Aosta 1; and
- Finanziaria Baccini S.r.l., an Italian company, with its registered office at 31100 Treviso, Sottoportico Buranelli 27, enrolled with the Register of Companies of Treviso at no. 00398350264, share capital €100.000,00 fully paid-in, here represented by the legal representative, Mr. Gisulfo Baccini;
-on the other side-
(The Purchaser and the Selling Shareholders are referred to collectively as the “Parties” and each of them as a “Party.”)
Certain capitalized terms used in this Agreement are defined in Exhibit A.
WHEREAS
(a)	The Selling Shareholders own 600,000 ordinary shares in the share capital of Baccini S.p.A., an Italian company, with its registered office at 31048 San Biagio di Callalta (Treviso), Via Postumia Ovest 244, tax code and number of registration with the Register of Companies of Treviso at no. 00766780266 (the “Company”), having each a par value of €1 (the “Shares”), fully paid in and subscribed, each in the respective amount set forth opposite each Selling Shareholder’s name on Schedule 2.2, which Shares collectively constitute 100% (one hundred per cent) of the share capital of the Company;

(b)	The Purchaser has been granted access to a number of documents related to the Company and its business; and

(c)	The Selling Shareholders wish to sell the Shares to the Purchaser (or to a direct or indirect subsidiary of the Purchaser as its nominee pursuant to Article 1401 of the Italian Civil Code) on the terms set forth in this Share Purchase Agreement (this “Agreement”).

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.	Recitals, Exhibits and Schedules
1.1	All the above recitals and all the attachments hereto constitute an integral and substantial part of this Agreement.

1.2	The Exhibits to this Agreement are the following:

Exhibit A	—	Certain Definitions

Exhibit B	—	Non-Competition, Non-Solicitation and Confidentiality Agreements

Exhibit C	—	Lease-Back Agreement

Exhibit D	—	Escrow Agreement

Exhibit E	—	Employment Agreement Term Sheets

Exhibit F	—	Preliminary Sale and Purchase Agreement
1.3	The Schedules to this Agreement are the following:

Schedule 2.2	—	Schedule of Selling Shareholders

Schedule 2.4(b)(iv )	—	Persons to Execute Non-Competition, Non-Solicitation and Confidentiality Agreements

the Disclosure Schedule		the Disclosure Schedule

Schedule 3.9(d)	—	Acquired Patents

Schedule 7.9	—	Persons to Remain Employed

Schedule 12.7(c)	—	Dispute Resolution Procedures
2.	Object of this Agreement; Closing
2.1	Sale and Purchase of Shares. At the Closing (as defined in Section 2.3), the Selling Shareholders shall sell, assign, transfer and deliver the Shares to the Purchaser (or to a direct or indirect subsidiary of the Purchaser as its nominee pursuant to Article 1401 of the Italian Civil Code), free and clear of any Encumbrance, and the Purchaser (or such subsidiary as nominee) shall purchase the Shares from the Selling Shareholders (such sale and purchase of the Shares, the “Share Purchase”), on the terms and subject to the conditions set forth in this Agreement.

2.2	Purchase Price. The aggregate purchase price payable by the Purchaser (or by a direct or indirect subsidiary of the Purchaser as its nominee pursuant to Article 1401 of the Italian Civil Code) for the Shares (the “Purchase Price”) shall be €200.400.000,00. The Purchase Price shall be paid as follows:

(a)	At the Closing, the Purchaser shall cause to be paid to each Selling Shareholder its pro rata percentage, as set forth opposite such Selling Shareholder’s name on Schedule 2.2, of the amount by which: (i) €168.400.000,00; exceeds (ii) the Acquired Company Transaction Expenses (including those Acquired Company Transaction Expenses reflected in the acknowledgments contemplated by clause “(A)” of Section 2.4(b)(ix)), all in accordance with the payment instructions set forth opposite such Selling Shareholder’s name on Schedule 2.2.

(b)	€5.000.000,00 of the Purchase Price shall be paid to the Selling Shareholders (allocated based on such Selling Shareholder’s pro rata percentage as set forth opposite such Selling Shareholder’s name on Schedule 2.2), by wire transfer of immediately available funds in accordance with the payment instructions set forth opposite such Selling Shareholder’s name on Schedule 2.2, on the first anniversary of the Closing Date if (and only if) all of the key employees identified on Schedule 7.9 remain employed by the Company or one of its subsidiaries on such anniversary (it being understood that if one or more of such persons shall die (or as a consequence of illness or accident become physically unable to perform the activity contemplated by the relevant Employment Agreement) or is terminated by the Acquired Companies without “right cause” or “justified reason” (giusta causa or giustificato motivo) prior to the first anniversary of the Closing Date, such person shall be excluded from the requirement contained in the preceding portion of this sentence); provided, however, if, prior to the first anniversary of the Closing Date, either: (i) the employment of all of the key employees identified on Schedule 7.9 has been terminated by the Acquired Companies without “right cause” or “justified reason” (giusta causa or giustificato motivo); or (ii) all of such key employees shall die (or as a consequence of illness or accident become physically unable to perform the activity contemplated by the relevant Employment Agreement), then the payment contemplated by this Section 2.2(b) shall be made promptly after such termination, death or supervened inability as described above (for the avoidance of doubt, and without prejudice to the foregoing, it is understood that no Selling Shareholder shall be entitled to the amount described in this Section 2.2(b), or to any portion thereof, if the employment of any of the key employees identified on Schedule 7.9 is terminated with “right cause” or “justified reason” (giusta causa or giustificato motivo) or if any such key employee voluntarily resigns from her or his employment (for a reason other than supervened inability as described above), in each case before the first anniversary of the Closing Date).

(c)	€5.000.000,00 of the Purchase Price shall be paid to the Selling Shareholders (allocated based on such Selling Shareholder’s pro rata percentage as set forth opposite such Selling Shareholder’s name on Schedule 2.2), by wire transfer of immediately available funds in accordance with the payment instructions set forth opposite such Selling Shareholder’s name on Schedule 2.2, on the second anniversary of the Closing Date if (and only if) all of the key employees identified on Schedule 7.9 remain employed by the Company or one of its subsidiaries on such anniversary (it being understood that if one or more of such persons shall die (or as a consequence of illness or accident become physically unable to perform the activity contemplated by the relevant Employment Agreement) or is terminated by the Acquired Companies without “right cause” or “justified reason” (giusta causa or giustificato motivo) prior to the second anniversary of the Closing Date, such person shall be excluded from the requirement contained in the preceding portion of this sentence); provided, however, if, prior to the second anniversary of the Closing Date, either: (i) the employment of all of the key employees identified on Schedule 7.9 has been terminated by the Acquired Companies without “right cause” or “justified reason” (giusta causa or giustificato motivo); or (ii) all of such key employees shall die (or as a consequence of illness or accident become physically unable to perform the activity contemplated by the relevant Employment Agreement), then the payment contemplated by this Section 2.2(c) shall be made promptly after such termination, death or supervened inability as described above (for the avoidance of doubt, and without prejudice to the foregoing, it is understood that no Selling Shareholder shall be entitled to the amount described in this Section 2.2(c), or to any portion thereof, if the employment of any of the key employees identified on Schedule 7.9 is terminated with “right cause” or “justified reason” (giusta causa or giustificato motivo) or if any such key employee voluntarily resigns from her or his employment (for a reason other than supervened inability as described above), in each case before the second anniversary of the Closing Date).

(d)	If the Selling Shareholders receive any amount pursuant to Section 2.2(b) or 2.2(c), the Purchaser shall also cause to be paid to the Selling Shareholders interest on such amount at the Specified Rate (as defined below) from the Closing Date until the day immediately preceding the date of payment, subject to any tax withholding obligations that the Selling Shareholders and the Purchaser determine are required by any applicable Legal Requirement. The “Specified Rate” shall mean: (1) the average Euro LIBOR three month rate for the period from the Closing Date though the day immediately preceding the date of payment, with such average rate being determined from the applicable Bloomberg page (or its successor) on the day immediately preceding the date of payment, plus (2) 100 basis points.

(e)	€22.000.000,00 of the Purchase Price (the “Escrow Amount”) shall be paid at the Closing to an escrow account designated by the Escrow Agent. The Escrow Amount shall be maintained in an escrow account for the purposes of satisfying claims brought pursuant to Section 10 for the period of time and in accordance with the terms set forth in this Agreement and the Escrow Agreement (the “Escrow Account”). When (and if) all or any portion of the Escrow Amount is released from escrow to the Selling Shareholders pursuant to the terms of this Agreement and the Escrow Agreement, each Selling Shareholder shall be entitled to receive such Selling Shareholder’s pro rata percentage of such released amount as set forth opposite such Selling Shareholder’s name on Schedule 2.2, to be paid in accordance with the payment instructions set forth opposite such Selling Shareholder’s name on Schedule 2.2.
2.3	Closing. The closing of the Share Purchase (the “Closing”) shall take place at the offices of Lovells Studio Legale in Milan, Italy at 10:00 a.m. (local time) on a date to be designated by the Purchaser and communicated to the Selling Shareholders with five days prior notice (or such shorter prior notice as the Selling Shareholders may agree), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Purchaser and the Selling Shareholders may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

2.4	Closing Actions and Deliveries by the Selling Shareholders. In addition to any other action to be taken and to any other instrument to be executed and/or delivered at the Closing pursuant to this Agreement, at the Closing, the Selling Shareholders shall:
(a)	hold a valid totalitarian shareholders meeting of each of the Acquired Companies at which the following are unanimously approved: (i) new bylaws in the form indicated by the Purchaser; (ii) the election of a new board of directors, as indicated by the Purchaser; and (iii) the appointment of new board of statutory auditors, as indicated by the Purchaser; and
(b)	cause to be delivered to the Purchaser the following agreements and documents, each of which shall be in full force and effect:
(i)	the certificates representing the Shares, duly endorsed and notarized as required by Italian law in order to transfer to the Purchaser (or to a direct or indirect subsidiary of the Purchaser as its nominee pursuant to Article 1401 of the Italian Civil Code) valid and marketable title to such Shares and to properly register the Purchaser (or a direct or indirect subsidiary of the Purchaser as its nominee pursuant to Article 1401 of the Italian Civil Code) in the shareholders’ ledger of the Company;
(ii)	the “fissato bollato” executed by the Selling Shareholders;
(iii)	the Escrow Agreement, duly executed by the Selling Shareholders;
(iv)	Non-Competition, Non-Solicitation and Confidentiality Agreements, substantially in the form of Exhibit B (the “Non-Competition, Non-Solicitation and Confidentiality Agreements”), duly executed by the Persons identified on Schedule 2.4(b)(iv);
(v)	a certificate, duly executed by each Selling Shareholder, pursuant to which such Selling Shareholder certifies and represents to the Purchaser that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.6 and 7.9 have been duly satisfied (the “Closing Certificate”);
(vi)	a certificate, duly executed by each Selling Shareholder (the “Acquisition Consideration Certificate”), pursuant to which such Selling Shareholder certifies and represents to the Purchaser as to the following information: (A) the aggregate amount of Acquired Company Transaction Expenses paid prior to (or payable after) the Closing; (B) the consideration that each Selling Shareholder is entitled to receive pursuant to Section 2.2(a); and (C) the cash amount to be contributed to the Escrow Account with respect to such Selling Shareholder pursuant to Section 2.2(e);
(vii)	documentation, reasonably satisfactory to the Purchaser, in support of the calculation of the amounts set forth in the Acquisition Consideration Certificates;
(viii)	written resignations of all directors and members of the Board of Auditors of the Acquired Companies, effective as at the Closing;
(ix)	written acknowledgments pursuant to which the Acquired Companies’ outside legal counsel and any financial advisor, accountant or other

Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with the Transactional Agreements, any of the Contemplated Transactions or otherwise, acknowledges: (A) the total amount of fees, costs and expenses of any nature that have been paid (or that will become payable) to such Person by any of the Acquired Companies in connection with the Transactional Agreements, any of the Contemplated Transactions and otherwise; and (B) that, except for the amount, if any, identified in such acknowledgment as that which is “to become payable,” it has been paid in full and is not (and will not be) owed any other amount by any of the Acquired Companies with respect to the Transactional Agreements, any of the Contemplated Transactions and otherwise;

(x)	a lease agreement (the “Lease-Back Agreement”) substantially in the form of Exhibit C, duly executed by the Company and Finanziaria Baccini S.r.l.;

(xi)	the Real Property Transfer Agreement (as defined below), duly executed by the Company and the other parties thereto; and

(xii)	the Employment Agreements (the “Employment Agreements”) to be mutually agreed to by the Company and each of the employees identified in Schedule 7.9 based on the term sheet attached as Exhibit E, duly executed by each such Person.
2.5	Closing Actions and Deliveries by the Purchaser. In addition to any other action to be taken and to any other instrument to be executed and/or delivered at the Closing pursuant to this Agreement, at the Closing, the Purchaser shall:
(a)	deliver to the Selling Shareholders the following agreements and documents, each of which shall be in full force and effect:
(i)	the Escrow Agreement, duly executed by the Purchaser;
(ii)	a certificate, duly executed by the Purchaser, pursuant to which the Purchaser certifies and represents to the Selling Shareholders that the conditions set forth in Sections 8.1 and 8.2 have been satisfied;
(iii)	the “fissato bollato”, duly executed by the Purchaser, in respect of the purchase and sale of the Shares; and
(iv)	the Employment Agreements to be mutually agreed to by the Company and each of the employees identified in Schedule 7.9 based on the term sheet attached as Exhibit E, duly executed by the Company; and
(b)	cause to be paid: (i) to the appropriate tax authority the stamp duty relating to the transfer of the Shares at Closing (including “fissato bollato”), provided that the endorsement of the Shares is performed before a financial intermediary (it being understood that in no event shall the Purchaser be responsible for stamp duty of more than 0.05% of the consideration with respect to such Shares) and (ii) the fees and costs due to the Notary Public for all the activities to be performed at Closing.

3.	Representations and Warranties of the Selling Shareholders
The Selling Shareholders represent and warrant to and for the benefit of the Indemnitees that, except as set forth in the applicable part of the disclosure schedule prepared in accordance with Section 12.15 and delivered to the Purchaser on the date of this Agreement (the “Disclosure Schedule”):
3.1	Due Organization; Subsidiary; Etc.
(a)	Each of the Acquired Companies has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. Each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(b)	Each of the Acquired Companies is qualified, licensed or admitted to do business, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of the jurisdiction in which it is incorporated and in all other jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission.
(c)	Part 3.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) and statutory auditors of each of the Acquired Companies; and (ii) the names and titles of the officers of each of the Acquired Companies. No Acquired Company has established any committees of the board of directors (or similar body) of such Acquired Company.
(d)	Except for the equity interests identified in Part 3.1(d) of the Disclosure Schedule (and except for securities held for cash management and similar short-term investment purposes), none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity. None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any Entity.
3.2	Charter Documents; Records. The Company has delivered to the Purchaser (and/or granted the Purchaser access in the Company’s online or physical data room) accurate and complete copies of: (a) the articles of associations, bylaws and memorandum of association or equivalent governing documents, including all amendments thereto, of each of the Acquired Companies (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders (or members) and the board of directors (or other similar body) of each of the Acquired Companies. The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects.

3.3	Capitalization.
(a)	The authorized share capital of the Company consists of 600,000 ordinary shares each with a par value of €1, of which 600,000 ordinary shares have been issued and are outstanding as at the date of this Agreement. Except as set forth in Part 3.3(a) of the Disclosure Schedule, the Company has not declared or paid any dividends on any shares of the Company’s share capital since April 1999 and until the date of this Agreement. All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and none of the Shares is subject to any repurchase option, forfeiture provision or restriction on transfer.
(b)	The Selling Shareholders together own, of record and beneficially, 100% of the share capital of the Company. There is no and as at the Closing will be no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any share capital of the Company or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Company’s share capital (or cash based on the value of such shares, including pursuant to any share appreciation rights) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of the Company’s share capital or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Company’s share capital or other securities of the Company.
(c)	All of the Shares have been issued and granted in compliance with: (i) all applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.
(d)	Except as set forth in Part 3.3(d) of the Disclosure Schedule, as at the date of this Agreement, all of the issued and outstanding shares of capital stock of the Subsidiary are owned, of record and beneficially, by the Company free and clear of any Encumbrance, and as at the Closing, all of the issued and outstanding shares of capital stock of the Subsidiary will be owned, of record and beneficially, by the Company free and clear of any Encumbrance. The outstanding shares of the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Subsidiary. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Subsidiary and the Subsidiary is not subject to any Contract or order, writ, injunction, judgment or decree under which the Subsidiary is or may become obligated to sell or otherwise issue any shares or other securities. There are no preemptive rights applicable to any shares of the Subsidiary.
3.4	Financial Statements and Related Information.
(a)	The Company has delivered to the Purchaser the following financial statements (collectively, the “Acquired Company Financial Statements”): (i) the unaudited balance sheet (in Italian, stato patrimoniale) of the Company and the Subsidiary as at December 31, 2005, and the related unaudited statement of income (in Italian, conto profitti e perdite) of the Company and the Subsidiary for the year ended December 31, 2005, in each case and the notes thereto (in Italian, nota integrativa); (ii) the unaudited balance sheet of the Company and the Subsidiary as at December 31, 2006, and the related unaudited statement of income of the Company and the Subsidiary for the year ended December 31, 2006, in each case and the notes thereto; and (iii) the audited balance sheet of the Company as at June 30, 2007 (the “Most Recent Balance Sheet”) and the related audited statement of income of the Company for the six-month period ended June 30, 2007, in each case and the notes thereto.

(b)	The Acquired Company Financial Statements present fairly the financial position of the Acquired Companies as at the respective dates thereof and the results of operations of the Acquired Companies for the periods covered thereby.

(c)	The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies.

(d)	Part 3.4(d) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including loans, advances or other indebtedness) owed to any of the Acquired Companies by a director, officer (in Italian, dirigente), employee (whether regular or temporary, direct hire or leased), consultant or shareholder of any of the Acquired Companies as at the date of this Agreement (the “Related Party Receivables”). All Related Party Receivables (including those receivables reflected on the Most Recent Balance Sheet that have not yet been collected and those receivables that have arisen since June 30, 2007 and have not yet been collected): (i) represent valid obligations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full when due, without any counterclaim or set off.

(e)	Part 3.4(e) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

(f)	As at the date of this Agreement, there are Acquired Company Contracts with customers of the Acquired Companies that, if performed in accordance with their terms, would result in revenue in excess of €212.739.516,18 from the sale of products of the Acquired Companies to be shipped on or after the date hereof (it being understood that the representation in this sentence is not, and shall not be construed as, a guarantee that such Acquired Company Contracts will, in fact, result in such revenue). Each Acquired Company Contract contemplated by the first sentence of this Section 3.4(f) (including the customer’s name, the amount of potential revenue thereunder, the cancellation rights of such customer and the penalties, if any, for late delivery) is identified in Part 3.4(f)(i) of the Disclosure Schedule. Except as set forth in Part 3.4(f)(ii) of the Disclosure Schedule, none of the Selling Shareholders and none of the Acquired Companies has received any notice or other communication (in writing or otherwise) indicating that any customer of any of the Acquired Companies or any other Person who is a party to any of the Acquired Company Contracts referred to in the first sentence of this Section 3.4(f) (such customers and other Persons being referred to as the “Specified Customers”) intends to cancel, delay or otherwise modify any orders from any of the Acquired Companies under any Acquired Company Contracts or reduce the amount of business expected to be completed under any Acquired Company Contract (it being understood that: (i) it shall not be a breach of the representation contained in this sentence if, after the date of this Agreement, the Selling Shareholders or the Acquired Companies receive notices or other communications (in writing or otherwise) indicating that Specified Customers intend to cancel orders from the Acquired Companies under any such Acquired Company Contract as long as: (A) no Selling Shareholder and no Acquired Company had Knowledge of an intended cancellation prior to the date of this Agreement that was not disclosed in Part 3.4(f) of the Disclosure Schedule; and (B) such notices or other communications of cancellation are for orders under Acquired Company Contracts totaling no more than €10.636.975,81 in the aggregate; and (ii) it shall be a breach of the representation contained in this sentence to the extent that the Selling Shareholders or the Acquired Companies receive notices or other communications (in writing or otherwise) indicating that Specified Customers intend to cancel orders from the Acquired Companies under Acquired Company Contracts if such notices or other communications of cancellation are for orders exceeding €10.636.975,81 in the aggregate, with the Selling Shareholders being liable for Damages relating to such excess, subject to the limitations set forth in Section 10.3). To the Knowledge of the Selling Shareholders, except as set forth in Part 3.4(f)(iii) of the Disclosure Schedule, the Acquired Companies do not currently expect to be late in delivering any Acquired Company Offering contemplated by the Acquired Company Contracts referred to in the first sentence of this Section 3.4(f) (it being understood that with respect to any expected late deliveries disclosed in Part 3.4(f)(iii) of the Disclosure Schedule, the Selling Shareholders shall include disclosure of the contract delivery date and the approximate date on which the product is currently expected to be delivered).
3.5	Absence of Undisclosed Liabilities.
(a)	None of the Acquired Companies has any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with Italian GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Most Recent Balance Sheet and in the “liabilities” column of the balance sheet of the Subsidiary as at December 31, 2006; (ii) accounts payable or accrued salaries, retributions, severance indemnities (so called “TFR”) and social contribution that have been incurred by the Company since June 30, 2007 and by the Subsidiary since December 31, 2006, in each case in the ordinary course of business and consistent with applicable Legal Requirements and with the Acquired Companies’ past practices; (iii) Liabilities under any written Acquired Company Contracts entered into in the ordinary course of business consistent with the Acquired Companies’ past practices (taking into account the recent increase in the business of the Acquired Companies) to the extent that such Liabilities are expressly set forth in and identifiable by reference to the text of such Acquired Company Contracts; (iv) Liabilities under any oral Acquired Company Contracts that are entered into in the ordinary course of business consistent with the Acquired Companies’ past practices (taking into account the recent increase in the business of the Acquired Companies); and (v) the Liabilities identified in Part 3.5(a) of the Disclosure Schedule.

(b)	Except as set forth in Part 3.5(b) of the Disclosure Schedule, none of the Acquired Companies is a party to or is involved in any Off-Balance Sheet Arrangements. None of the Acquired Companies has any outstanding guaranty with regard to any debt or other obligation of any other Person.
3.6	Absence of Changes. Except as set forth in Part 3.6 of the Disclosure Schedule, since June 30, 2007 with regard to the Company and since December 31, 2006 with regard to the Subsidiary:
(a)	except as set forth in Part 3.10(a)(xv) of the Disclosure Schedule, each of the Acquired Companies has conducted its business in the ordinary course;
(b)	there has not been any Material Adverse Effect, and no event has occurred and no circumstances exist, that, in combination with any other events or circumstances, will (or would reasonably be expected to) have a Material Adverse Effect;
(c)	there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Companies’ material assets (whether or not covered by insurance);
(d)	except as set forth in Part 3.3(a) of the Disclosure Schedule, none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of their respective capital stock or other securities, and none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any of their respective shares of capital stock or other securities;
(e)	none of the Acquired Companies has made any capital expenditure (in Italian, acquisto di beni strumentali) which, when added to all other capital expenditures made on behalf of such respective Acquired Company, exceeds €250.000,00;
(f)	none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 3.10(a));
(g)	none of the Acquired Companies has: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Acquired Companies;
(h)	none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of €50.000,00 with respect to a single matter, or in excess of €150.000,00 in the aggregate;
(i)	none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance

(other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.6(i) of the Disclosure Schedule), except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Company’s past practices;

(j)	none of the Acquired Companies has: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Acquired Companies in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;
(k)	none of the Acquired Companies has: (i) established, adopted or amended any Plan (as defined in Section 3.14(b)); (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers, employees (whether regular or temporary, direct hire or leased), contractors or consultants; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;
(l)	none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect;
(m)	none of the Acquired Companies has made any Tax election;
(n)	none of the Acquired Companies has commenced or settled any Legal Proceeding; and
(o)	none of the Acquired Companies has agreed or legally committed to take any of the actions referred to in clauses “(d)” through “(n)” above.
3.7	Title to Assets.
(a)	Each of the Acquired Companies owns, and has good and valid title to, all assets purported to be owned by it, including all Currently Owned Real Property. All of such assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies (reference is made to the easements (in Italian, servitù) indicated in Part 3.7(a) of the Disclosure Schedule).
(b)	Part 3.7(b) of the Disclosure Schedule identifies all assets that are material to the business of any of the Acquired Companies and that are being leased to any of the Acquired Companies. The Disclosure Schedule identifies all the assets that are material to any of the Acquired Companies and are not owned by, or leased to, an Acquired Company. No Selling Shareholder, and if a Selling Shareholder is an Entity, no Person who holds a direct or indirect interest in such Selling Shareholder, owns or has possession of any right to any asset that was used, is being used or is useful in connection with the business or the operations of any of the Acquired Companies.

3.8	Equipment; Real Property.
(a)	Part 3.8(a) of the Disclosure Schedule provides a list as at the date of this Agreement of all material items of equipment, fixtures and other tangible assets owned by or leased to any of the Acquired Companies, and states thereon whether such item is owned or leased. The assets identified in Part 3.8(a) of the Disclosure Schedule are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each of the Acquired Companies’ respective businesses in the manner in which such businesses are currently being conducted.
(b)	Prior to the Closing, the Company will enter into a preliminary sale and purchase agreement in the form attached hereto as Exhibit F and a final sale and purchase agreement in accordance therewith (collectively, the “Real Property Transfer Agreement”) pursuant to which all of the Company’s interests in the real property listed in Part 3.8(b) of the Disclosure Schedule (the “Transferred Real Property”) will be validly transferred to the parties identified in Part 3.8(b) of the Disclosure Schedule as at the Closing (the “Real Property Transfer”).
(c)	Part 3.8(c) of the Disclosure Schedule lists all real property and all interests in any real property (other than the leasehold interests identified in Part 3.8(d) of the Disclosure Schedule) owned as at the date of this Agreement by any Acquired Company. (All real property identified or required to be identified in Part 3.8(c) of the Disclosure Schedule as owned as at the date of this Agreement (including the Transferred Real Property), including all buildings, structures, fixtures and other improvements thereon, are referred to as the “Currently Owned Real Property.”)
(d)	Part 3.8(d) of the Disclosure Schedule lists all Contracts pursuant to which any of the Acquired Companies leases or otherwise occupies or uses any real property. (All real property identified or required to be identified in Part 3.8(d) of the Disclosure Schedule, including all buildings, structures, fixtures and other improvements thereon, are referred to as the “Leased Real Property.”)
(e)	Except as set forth in Part 3.8(e) of the Disclosure Schedule, the use and operation of the Leased Real Property and Currently Owned Real Property by the Acquired Companies, as well as the use and operation of real property, including all buildings, structures, fixtures and other improvements thereon, which has been owned by the Acquired Companies in the past and is no longer owned (the “Previously Owned Real Property”), is (and, since January 1, 2003, has been) authorized by, and is (and, since January 1, 2003, has been) in full compliance with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. There is no Legal Proceeding pending, or to the Knowledge of the Selling Shareholders threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property or the Currently Owned Real Property. To the Knowledge of the Selling Shareholders, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Leased Real Property or the Currently Owned Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the

Leased Real Property or the Currently Owned Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Leased Real Property or the Currently Owned Real Property other than the Acquired Companies.

(f)	Except as set forth in Part 3.8(f) of the Disclosure Schedule, each of the Currently Owned Real Property and the Leased Real Property were built in compliance with: (i) the applicable administrative and town planning laws and regulations; (ii) the applicable town planning and construction rules; (iii) the building authorizations issued by the municipality in which it is located; and (iv) all other applicable Legal Requirements; and no changes to it or to its intended use have ever been made without the prior authorization of the competent authority, pursuant to the applicable Legal Requirements, as well as the applicable town planning and construction rules. The Currently Owned Real Property and Leased Real Property have obtained the fitness for use certificate (“certificato di agibilità”) and, after the issuance/obtainment of the same, no changes have been made which would have required the issuance of a new fitness for use certificate.
(g)	No specific plan (such as, but not limited to, lot plans or “piani di lottizzazione”) which may have an impact on the Currently Owned Real Property is currently in the course of being approved by any competent public authority.
(h)	In relation to the Currently Owned Real Property, all the urbanization burdens due to the municipality in which it is located by virtue of: (i) any specific plan (such as, but not limited to, lot plans); (ii) any unilateral deed (“atti unilaterali d’obbligo”); or (iii) any building authorization, have been duly fulfilled. Moreover, all the Taxes on the Currently Owned Real Property and the Previously Owned Real Property have been duly fulfilled, except from Taxes not yet payable.
3.9	Intellectual Property.
(a)	Part 3.9(a) of the Disclosure Schedule accurately identifies:
(i)	in Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;
(ii)	in Part 3.9(a)(ii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Companies (other than any generally available third-party commercial software); and (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to any such Acquired Company;
(iii)	in Part 3.9(a)(iii) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Acquired Company IP; and

(iv)	in Part 3.9(a)(iv) of the Disclosure Schedule, all royalties, sales commissions or similar payments that any of the Acquired Companies is, will be or could be required to pay upon the use of any Acquired Company IP and the Contract pursuant to which such royalties, sales commissions or similar payments are to (or could) be paid.
(b)	The Acquired Companies exclusively own all right, title and interest to and in the Acquired Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to any of the Acquired Companies, as identified in Part 3.9(a)(ii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.9(a)(ii) of the Disclosure Schedule). Without limiting the generality of the foregoing:
(i)	except as set forth in Part 3.9(b)(i) of the Disclosure Schedule, all Acquired Company Offerings were developed solely by employees of the Acquired Companies and are owned exclusively by the Acquired Companies;

(ii)	except as set forth in Part 3.9(b)(ii) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or public or private college, university or other educational institution were used to develop or create, in whole or in part, any Acquired Company IP;

(iii)	the Acquired Companies have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Acquired Companies, or purported to be held by the Acquired Companies, as a trade secret;

(iv)	none of the Acquired Companies is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate such Acquired Company to grant or offer to any other Person any license or right to any Acquired Company IP; and

(v)	except for the licenses and rights granted in Contracts identified or referred to in Part 3.9(a)(ii) and 3.9(a)(iii) of the Disclosure Schedule, none of the Acquired Companies is bound by, and no Acquired Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Companies to exploit, assert, or enforce any Acquired Company IP anywhere in the world.
(c)	Except as set forth in Part 3.9(c) of the Disclosure Schedule, all Acquired Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)	none of the Acquired Companies nor any of the Selling Shareholders has engaged in any fraud or inequitable conduct, patent misuse or copyright misuse;

(ii)	no trademark (whether registered or unregistered) or trade name owned, used or applied for by any of the Acquired Companies conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iii)	each item of Acquired Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Acquired Company IP in full force and effect have been made by the applicable deadline; and

(iv)	no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Selling Shareholders, threatened, in which the scope, validity or enforceability of any Acquired Company IP is being, has been or could reasonably be expected to be contested or challenged.
(d)	Except for those license rights expressly granted to the Company pursuant to: (i) that certain Grant of License on Industrial Property Rights dated Dec. 13, 2005 by and between Mr. Gisulfo Baccini and the Company; and (ii) that certain terminated Patent License Agreement, dated Jul. 12, 1999 by and between Mr. Gisulfo Baccini and the Company, no rights or licenses under the Acquired Patents or other Assigned IP Rights (or covenants not to assert or enforce the Acquired Patents or other Assigned IP Rights) have ever been granted to, or made for the benefit of, any Person.
(e)	Except as set forth in Part 3.9(e) of the Disclosure Schedule, to the Knowledge of the Selling Shareholders, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Company IP. No letter or other written or electronic communication or correspondence has been sent or otherwise delivered by or to any of the Acquired Companies or any Representative of any of the Acquired Companies regarding any actual, alleged or suspected infringement or misappropriation of any Acquired Company IP.
(f)	Except as set forth in Part 3.9(f) of the Disclosure Schedule, none of the Acquired Companies has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
(i)	no Acquired Company Offering and no Acquired Company IP has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;
(ii)	no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Selling Shareholders, has been threatened against any of the Acquired Companies or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Companies with respect to such claim or Legal Proceeding; and

(iii)	none of the Acquired Companies has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.
(g)	The representations and warranties contained in the IP Transfer Agreement (as defined below) are accurate.
3.10	Contracts.
(a)	Part 3.10(a) of the Disclosure Schedule accurately identifies:
(i)	each Acquired Company Contract relating to the employment of, or the performance of services by any director, officer, employee (whether regular or temporary, direct hire or leased), contractor or consultant; any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment to any current or former director, officer, employee (whether regular or temporary, direct hire or leased), contractor or consultant; and any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any current or former director, officer, employee (whether regular or temporary, direct hire or leased), contractor or consultant;

(ii)	each Acquired Company Contract which provides for indemnification of any officer, director or employee;

(iii)	each Acquired Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Companies;

(iv)	each Acquired Company Contract relating to the acquisition, transfer, development or sharing of any Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies with any customer or other Person);

(v)	each Acquired Company Contract relating to the acquisition, sale, spin-off or outsourcing of the Subsidiary or any business unit or operation of any of the Acquired Companies;

(vi)	each Acquired Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(vii)	each Acquired Company Contract imposing any restriction on the right or ability of any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(viii)	each Acquired Company Contract creating or involving any agency relationship, distribution arrangement or other reseller relationship (including any Contract in which another Person is appointed or authorized to act or serve as a sales representative for any of the Acquired Companies);

(ix)	each Acquired Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(x)	each Acquired Company Contract with a sole source supplier or pursuant to which: (A) any Person provides to any of the Acquired Companies equipment, materials or services that are necessary or important for the sale, performance, manufacturing, or support of any Acquired Company Offering; or (B) any Acquired Company is obligated to purchase all, or any specific portion or percentage of, its requirements for, or any minimum amount of, any product, good or service;

(xi)	each Acquired Company Contract with any Related Party;

(xii)	each Acquired Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations;

(xiii)	any other Acquired Company Contract that contemplates or involves the payment or delivery after the date of this Agreement of cash or other consideration: (A) by any Acquired Company in an amount or having a value in excess of €100.000,00 in the aggregate; and (B) to any Acquired Company in an amount or having a value in excess of €1.000.000,00 in the aggregate;

(xiv)	each Acquired Company Contract relating to Leased Real Property or the Currently Owned Real Property; and

(xv)	any other Acquired Company Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of any of the Acquired Companies.
(Contracts in the respective categories described in clauses “(i)” through “(xv)” above, all Contracts identified, or required to be identified, in Part 3.10(a) of the Disclosure Schedule and all Acquired Company Contracts referred to in Section 3.4(f) are referred to in this Agreement as “Material Contracts.”)
Without limiting the foregoing, except as set forth in Part 3.10(a) of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies; (b) no Related Party is indebted to any of the Acquired Companies; and (c) since January 1, 2005, no Related Party has entered into, or has had any direct or indirect financial interest in, any transaction or business dealing involving any of the Acquired Companies.

(b)	The Company has delivered to the Purchaser (and/or granted the Purchaser access in the Company’s online or physical data room) accurate and complete copies of all written Material Contracts identified in Part 3.10(a) of the Disclosure Schedule, including all amendments thereto. Part 3.10(a) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Contract identified in Part 3.10(a) of the Disclosure Schedule is valid and in full force and effect, and, to the Knowledge of the Selling Shareholders, is enforceable by the respective Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (it being understood that: (A) it shall not be a breach of the representation contained in this sentence if, after the date of this Agreement, the Selling Shareholders or the Acquired Companies receive notices or other communications (in writing or otherwise) indicating that Specified Customers intend to cancel orders from the Acquired Companies under any such Acquired Company Contract as long as: (1) no Selling Shareholder and no Acquired Company had Knowledge of an intended cancellation prior to the date of this Agreement that was not disclosed in Part 3.4(f) of the Disclosure Schedule; and (2) such notices or other communications of cancellation are for orders under Acquired Company Contracts totaling no more than €10.636.975,81 in the aggregate; and (B) it shall be a breach of the representation contained in this sentence to the extent that the Selling Shareholders or the Acquired Companies receive notices or other communications (in writing or otherwise) indicating that Specified Customers intend to cancel orders from the Acquired Companies under Acquired Company Contracts if such notices or other communications of cancellation are for orders exceeding €10.636.975,81 in the aggregate, with the Selling Shareholders being liable for Damages relating to such excess, subject to the limitations set forth in Section 10.3).
(c)	Except as set forth in Part 3.10(c) of the Disclosure Schedule: (i) none of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract, which remains uncured, and, to the Knowledge of the Selling Shareholders, no other Person has violated or breached, or committed any default under, any Acquired Company Contract which remains uncured; (ii) to the Knowledge of the Selling Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract; and (iv) none of the Acquired Companies has waived any of its respective material rights under any Material Contract (it being understood that: (A) it shall not be a breach of the representation contained in this sentence if, after the date of this Agreement, the Selling Shareholders or the Acquired Companies receive notices or other communications (in writing or otherwise) indicating that Specified Customers intend to cancel orders from the Acquired Companies under any such Acquired Company Contract as long as: (1) no Selling Shareholder and no Acquired

Company had Knowledge of an intended cancellation prior to the date of this Agreement that was not disclosed in Part 3.4(f) of the Disclosure Schedule; and (2) such notices or other communications of cancellation are for orders under Acquired Company Contracts totaling no more than €10.636.975,81 in the aggregate; and (B) it shall be a breach of the representation contained in this sentence to the extent that the Selling Shareholders or the Acquired Companies receive notices or other communications (in writing or otherwise) indicating that Specified Customers intend to cancel orders from the Acquired Companies under Acquired Company Contracts if such notices or other communications of cancellation are for orders exceeding €10.636.975,81 in the aggregate, with the Selling Shareholders being liable for Damages relating to such excess, subject to the limitations set forth in Section 10.3).

(d)	Except as set forth in Part 3.10(d) of the Disclosure Schedule, no Person has a contractual right pursuant to the terms of any Acquired Company Contract to renegotiate any amount paid or payable to the respective Acquired Company under any Material Contract or any other material term or provision of any Material Contract.
3.11	Compliance with Legal Requirements; Industry Standards. Except as set forth in Part 3.11 of the Disclosure Schedule, each of the Acquired Companies is, and since January 1, 2003 each of the Acquired Companies has been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation in any material respect by the any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply in any material respect with, any Legal Requirement. None of the Acquired Companies has received any notice or other communication from any Government Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Without limiting the generality of the foregoing, each of the products of the Acquired Companies: (i) complies (and since January 1, 2003 has complied) in all material respects with all applicable laws relating to product safety and other applicable Legal Requirements; and (ii) has been certified by all appropriate Governmental Bodies if so required by any Legal Requirement.

3.12	Governmental Authorizations.
(a)	Part 3.12(a) of the Disclosure Schedule identifies each Governmental Authorization (including those granted under applicable Environmental Laws) held by the Acquired Companies. The Company has delivered to the Purchaser (and/or granted the Purchaser access in the Company’s online or physical data room) accurate and complete copies of all Governmental Authorizations identified in Part 3.12(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 3.12(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Company to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Companies is, and since January 1, 2003 has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.12(a) of the Disclosure Schedule. No Acquired Company has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b)	Except as set forth in Part 3.12(b) of the Disclosure Schedule, none of the Acquired Companies possesses (or since January 1, 2003 has possessed) or has any rights or interests with respect to (or since January 1, 2003 has had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.
3.13	Tax Matters.
(a)	Except as set forth in Part 3.13(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All Taxes that are due and payable on or before the Closing Date have been or will be timely paid on or before the Closing Date, including advance payments, and any Taxes accrued but not paid are accurately reflected in the books and records of the Company. The Company has delivered (and/or granted the Purchaser access in the Company’s online or physical data room) to the Purchaser accurate and complete copies of all Acquired Company Returns filed by or on behalf of the Acquired Companies. All Taxes required to be withheld by the Acquired Companies have been properly and timely withheld and remitted.
(b)	Except as set forth in Part 3.13(b) of the Disclosure Schedule, no Acquired Company Return relating to Taxes has ever been examined or audited by any Governmental Body, with the exception of those whereof a copy of the tax inspectors’ report has been duly delivered to the Purchaser (and/or granted the Purchaser access in the Company’s online or physical data room) (including PVCs not yet resulting in a Notice of Assessment). No extension of the ordinary limitation period for any of the Acquired Company Returns is applicable, and all the Acquired Companies correctly applied for the last tax amnesty and paid the related Liabilities.
(c)	There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the respective Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of each of the Acquired Companies except liens for current Taxes not yet due and payable.
(d)	There are no Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to any of the Acquired Companies. Each of the Acquired Companies is in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order, writ, injunction, judgment or decree of a territorial or foreign Governmental Body, and the consummation of the Share Purchase or any other transaction contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order, writ, injunction, judgment or decree.

(e)	Except as set forth in Part 3.13(e) of the Disclosure Schedule, none of the Acquired Companies is, or has been, a party to or bound by any tax consolidation or indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, or subject to any secondary Tax liability.

(f)	The Acquired Companies have established all transfer prices in compliance with all applicable Legal Requirements.
3.14	Employee and Labor Matters; Benefit Plans.
(a)	Part 3.14(a) of the Disclosure Schedule contains a list of all current Acquired Company Employees who are directors or are listed in the Acquired Companies’ payroll as at the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) any promises made to them with respect to changes or additions to their compensation or benefits. Except as set forth in Part 3.14(a) of the Disclosure Schedule, except for collective bargaining agreements and similar arrangements applicable to the Acquired Companies under applicable Italian Legal Requirements, none of the Acquired Companies is, and none of the Acquired Companies has been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Acquired Company Employees and, except as set forth in Part 3.14(a) of the Disclosure Schedule, the Acquired Company Employees are not registered with any labor organization. Since December 31, 2004, none of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Acquired Company Employees. Except as set forth in Part 3.14(a) of the Disclosure Schedule, there is no current Acquired Company Employee who is not fully available to perform work because of disability or other leave.
(b)	Part 3.14(b) of the Disclosure Schedule identifies each employment, salary, bonus, consulting, compensation, deferred compensation, incentive compensation, stock purchase, equity, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension, retirement, welfare, fringe benefit or other employee benefits plan, program or agreement, whether written or unwritten and whether funded or unfunded (individually referred to as a “Plan” and collectively referred to as the “Plans”) which is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies or with respect to which any of the Acquired Companies may have any Liability.

(c)	With respect to each Plan, the Company has delivered to the Purchaser (and/or granted the Purchaser access in the Company’s online or physical data room): (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (iii) all correspondence to or from any Governmental Body relating to any Plan, other than routine correspondence that will not result in Liability to any Acquired Company.
(d)	Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements.
(e)	Except as provided by applicable law and the National Collective Bargaining Agreements, neither the execution, delivery or performance of this Agreement, nor the consummation of the Share Purchase or any other transaction contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events) result in any payment (whether of severance pay or otherwise and whether or not under any Plan), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.
(f)	As of the date of this Agreement: (i) each of the Acquired Companies has good labor relations; and (ii) except as set forth in Part 3.14(f) of the Disclosure Schedule, none of the Selling Shareholders has any Knowledge of any facts indicating that: (A) the consummation of any of the Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Companies; or (B) any of the officers, employees (whether regular or temporary, direct hire or leased), contractors or consultants of any of the Acquired Companies intends to terminate his or her employment or services with the Acquired Companies.
3.15	Environmental Matters.
(a)	Except as set forth in Part 3.15 of the Disclosure Schedule, the Leased Real Property, Previously Owned Real Property and Currently Owned Real Property and each other parcel of property that is (or that has been) owned by, leased to, occupied by, controlled by or used by any of the Acquired Companies, including any related plants and installations and all surface water, groundwater, soil and air associated with or adjacent to such property: (a) comply with all Environmental Laws and have all necessary Governmental Authorizations required to carry of the business of the Acquired Companies as it is being and has been conducted; (b) is free of any Materials of Environmental Concern; and (c) is free of any environmental contamination or environmental damage of any nature. Except as set forth in Part 3.15(a) of the Disclosure Schedule, none of the Leased Real Property, Previously Owned Real Property or Currently Owned Real Property contains or contained: (i) any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; (ii) any asbestos or equipment using PCBs; or (iii) any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released. Except as set forth in Part 3.15(a) of the Disclosure Schedule, no Acquired Company has ever Released any

Materials of Environmental Concern except in compliance with all applicable Environmental Laws.

(b)	Except as set forth in Part 3.15(b) of the Disclosure Schedule, none of the Acquired Companies, nor, to the Knowledge of the Selling Shareholders, any current or prior owner of any property used, leased or controlled by any of the Acquired Companies, has received any notice or other communication (in writing or otherwise) from any Person, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such Acquired Company is not in compliance with any Environmental Law, and, to the Knowledge of the Selling Shareholders, there are no circumstances that may prevent or interfere with such Acquired Company’s compliance with any Environmental Law in the future.
3.16	Insurance.
(a)	Part 3.16(a) of the Disclosure Schedule provides a list of the insurance policies maintained by, at the expense of or for the benefit of each of the Acquired Companies as at the date of this Agreement (including the name of the policy, the term, the premium and a brief description of the type of insurance) and any claims pending thereunder as at the date of this Agreement. The Company has delivered to the Purchaser (and/or granted the Purchaser access in the Company’s online or physical data room) accurate and complete copies of the insurance policies identified on Part 3.16(a) of the Disclosure Schedule. Each of the insurance policies identified in Part 3.16(a) of the Disclosure Schedule is in full force and effect.
(b)	Since December 31, 2006, none of the Acquired Companies has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
3.17	Legal Proceedings; Orders.
(a)	Except as set forth in Part 3.17(a) of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Selling Shareholders, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that involves any of the Leased Real Property or the Currently Owned Real Property; (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Purchase or any of the other Contemplated Transactions; or (iv) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock of any of the Acquired Companies, or right to receive consideration as a result of the Share Purchase or any of the other Contemplated Transactions. To the Knowledge of the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)	Since January 1, 2003, no Legal Proceeding has been commenced by, and no Legal Proceeding has been pending against, any of the Acquired Companies.
(c)	There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject. To the Knowledge of the Selling Shareholders, no director, officer, or other employee of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
3.18	Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.
(a)	Each of the Selling Shareholders has the absolute and unrestricted right, power, authority and capacity to enter into and to perform such Selling Shareholder’s obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which any Selling Shareholder is or will be a party; and if a Selling Shareholder is an Entity, the execution, delivery and performance by such Selling Shareholder of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary actions on the part of such Selling Shareholder, its board of directors (or equivalent body) and its shareholders. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which any Selling Shareholder is a party constitutes the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)	The Company is not subject to any takeover law or similar Legal Requirement that might apply to the Contemplated Transactions.
3.19	Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of the Transactional Agreements by any of the Selling Shareholders; nor (2) the consummation of the Share Purchase or any of the other Contemplated Transactions by any of the Selling Shareholders did, will or could reasonably be expected to (with or without notice or lapse of time):
(a)	contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of any of the Acquired Companies;
(b)	contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies or any of the Selling Shareholders, or any of the assets owned or used by any of the Acquired Companies or any of the Selling Shareholders, is subject;
(c)	contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any such Acquired Company’s business or to any of the assets owned or used by any such Acquired Company;

(d)	except as set forth in Part 3.19(d) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract that is or would constitute a Material Contract or any Contract that is binding on any Selling Shareholder, or give any Person the right to: (i) declare a default or exercise any remedy under any such Acquired Company Contract; (ii) accelerate the maturity or performance of any such Acquired Company Contract; or (iii) cancel, terminate or modify any such Acquired Company Contract;

(e)	contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of such Selling Shareholder that is an Entity; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of any Selling Shareholder that is an Entity;

(f)	result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies); or

(g)	result in the release, disclosure or delivery of any Acquired Company IP by or to any escrow agent or other Person or the grant, assignment or transfer to any other Person of, or entitle any other Person to exercise or use, any license or other right or interest under, to or in any of the Acquired Company IP.
Except as set forth in Part 3.19 of the Disclosure Schedule, none of the Acquired Companies nor any of the Selling Shareholders is or has been, and none of the Acquired Companies nor any of the Selling Shareholders will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of the Transactional Agreements; or (y) the consummation of the Contemplated Transactions.
3.20	Brokers. No broker, finder or investment banker is or will become entitled to any brokerage, finder’s or other fee or commission in connection with any of the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. No Person is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with any of the Contemplated Transactions.
3.21	Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate (as defined in Section 2.4) will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.	Representations and Warranties of the Purchaser
The Purchaser represents and warrants to the Selling Shareholders as follows:
4.1	Valid Existence. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement.
4.2	Non-Contravention; Consents.
(a)	Neither: (i) the execution, delivery or performance by the Purchaser of the Transactional Agreements; nor (ii) the consummation by the Purchaser of the Contemplated Transactions, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation or bylaws of the Purchaser; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Purchaser; or (C) any provision of any material contract by which the Purchaser is bound.
(b)	Except as may be required under Antitrust Laws (as defined in Section 6.1(a)), the Purchaser will not be required to obtain any Consent from any Person in connection with: (i) the execution, delivery or performance of the Transactional Agreements; or (ii) the consummation of any of the Contemplated Transactions.
4.3	Authority; Binding Nature of Agreement. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which the Purchaser is a party; and the execution, delivery and performance by the Purchaser of this Agreement any of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Purchaser and, if necessary, its board of directors. No vote of the Purchaser’s stockholders is needed to approve the Contemplated Transactions. The Transactional Agreements to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
4.4	No Legal Proceedings; Orders. There is no pending Legal Proceedings and, to the knowledge of the Purchaser, no Legal Proceedings is threatened against the Purchaser in connection with the Share Purchase or any of the other Contemplated Transactions. There is no order, writ, injunction or decree affecting the Purchaser in connection with the Share Purchase or any of the other Contemplated Transactions.
5.	Interim Management
5.1	Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing (the “Pre-Closing Period”), each of the Selling Shareholders shall, and each of the Selling Shareholders shall ensure that the Acquired Companies and their respective Representatives, subject to the Confidentiality Agreement: (a) upon reasonable advance notice, provide the Purchaser and the Purchaser’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns and related supporting documents, work papers and other documents and information relating to the Acquired Companies; and (b) act reasonably in providing the Purchaser and the Purchaser’s Representatives with copies (or permitting the Purchaser and the Purchaser’s Representatives to make copies) of such existing books, records, Tax Returns and related supporting documents, work papers and other documents and information relating to each of the Acquired Companies, and with such additional financial, operating and other data and information regarding each of the Acquired Companies, as the Purchaser may reasonably request; provided, however, that (i) the Selling Shareholders shall not be required to violate any Legal Requirement relating to confidentiality to which they, or the Acquired Companies, are subject, and such access and investigation shall be conducted in such a manner as not to interfere in any material respect with the operation of the Acquired Companies. During the Pre-Closing Period, the Purchaser (only in consultation and collaboration with the Company or a Selling Shareholder, and with the prior written consent of a Selling Shareholder, which consent shall not be unreasonably delayed or withheld) may make inquiries of Persons having business relationships with any of the Acquired Companies (including suppliers, licensors, distributors and customers) and each of the Selling Shareholders shall ensure that each of the Acquired Companies helps facilitate (and provides reasonable cooperation to the Purchaser in connection with) such inquiries.

5.2	Operation of the Business of the Acquired Companies. During the Pre-Closing Period, each of the Selling Shareholders shall ensure that, except as specifically described in Part 5.2 of the Disclosure Schedule:
(a)	each of the Acquired Companies conducts its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(b)	each of the Acquired Companies uses commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers (it being understood that customary delivery times of six-seven months will continue to be provided in all Acquired Company Contracts entered into during Pre-closing Period), landlords, creditors, employees and other Persons having business relationships with such Acquired Company;
(c)	none of the Acquired Companies cancel any of its respective insurance policies identified in Part 3.16 of the Disclosure Schedule;
(d)	except as set forth in Part 5.2(d) of the Disclosure Schedule, none of the Acquired Companies declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
(e)	none of the Acquired Companies sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;
(f)	none of the Acquired Companies amend or permit the adoption of any amendment to any Acquired Company’s Charter Documents, or effect or permit any Acquired Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)	none of the Acquired Companies form any subsidiary or acquire any equity interest or other interest in any other Entity;

(h)	none of the Acquired Companies shall make any capital expenditure (in Italian, acquisto di beni strumentali), except for capital expenditures that, when added to all other capital expenditures made by the Acquired Companies during the Pre-Closing Period, do not exceed €250.000,00;

(i)	none of the Acquired Companies: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(j)	none of the Acquired Companies: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of €250.000,00; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, except in the ordinary course of business consistent with past practices;

(k)	none of the Acquired Companies: (i) lend money to any Person (except that each of the Acquired Companies may make routine travel advances to current employees of such Acquired Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any indebtedness for borrowed money in excess of €100.000,00 in the aggregate;

(l)	none of the Acquired Companies: (i) establish, adopt, amend or terminate any Plan; (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iii) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers, employees (whether regular or temporary, direct hire or leased), contractors or consultants; or (iv) hire or make an offer to hire any new officer, director, employee (whether regular or temporary, direct hire or leased), consultant or contractor;

(m)	none of the Acquired Companies change any of its methods of accounting or accounting practices in any material respect;

(n)	none of the Acquired Companies make any Tax election;

(o)	none of the Acquired Companies commence or settle any Legal Proceeding; and

(p)	none of the Acquired Companies agree or commit to take any of the actions described in clauses “(e)” through “(o)” above.
Notwithstanding the foregoing, an Acquired Company may take any action described in clauses “(a)” through “(q)” above if the Purchaser gives its prior written consent to the taking of such action by the Acquired Company, which consent shall not be unreasonably delayed or withheld with respect to any action described in clauses “(i),” “(j),” “(l)” (other than with respect to directors of the Acquired Companies), “(m)” or “(p)” above.
5.3	Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, each of the Selling Shareholders shall promptly notify the Purchaser in writing of: (a) the discovery by any of the Acquired Companies or the Selling Shareholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by any of the Selling Shareholders or by the Purchaser in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by any of the Selling Shareholders or the Purchaser in this Agreement if: (i) such representation or warranty had been made as at the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (c) any breach of any covenant or obligation of any of the Selling Shareholders (it being understood that the failure of the Selling Shareholders to perform any obligations set forth in this sentence as such obligations relate to inaccuracies or breaches by the Purchaser shall: (x) not provide the Purchaser with any rights or remedies under this Agreement, including under Section 7.2 or Section 9.1; and (y) not limit or otherwise affect any rights or remedies available to the Selling Shareholders, including under Section 10). During the Pre-Closing Period, the Purchaser shall promptly notify the Selling Shareholders in writing of: (A) the discovery by the Purchaser of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Purchaser or by any of the Selling Shareholders in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Purchaser or by any of the Selling Shareholders in this Agreement if: (1) such representation or warranty had been made as at the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (C) any breach of any covenant or obligation of the Purchaser (it being understood that the failure of the Purchaser to perform any obligations set forth in this sentence as such obligations relate to inaccuracies or breaches by any of the Selling Shareholders shall: (x) not provide the Selling Shareholders with any rights or remedies under this Agreement, including under Section 8.2 or Section 9.1; and (y) not limit or otherwise affect any rights or remedies available to the Purchaser, including under Section 10). Each Party shall promptly notify the other Party of the discovery by such Party of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely. No notification given pursuant to this Section 5.3 shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (x) determining the accuracy of any of the representations and warranties made by any of the Selling Shareholders in this Agreement; or (y) determining whether any of the conditions set forth in Section 7 has been satisfied.
5.4	No Negotiation. During the Pre-Closing Period, each of the Selling Shareholders shall ensure that none of the Acquired Companies or any of the Selling Shareholders shall, and each of the Selling Shareholders shall ensure that none of the Acquired Companies or any of the Selling Shareholders shall authorize or permit any Representative of any of the Acquired Companies or the Selling Shareholders to, directly or indirectly: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction or make or communicate any expression of interest, inquiry, proposed or offer to any Person (other than the Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction. Except to the extent prohibited by law, each of the Selling Shareholders shall ensure that the Company shall promptly (and in any event within 48 hours of receipt thereof) notify the Purchaser in writing of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Acquired Companies or the Selling Shareholders during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

5.5	No Transfer of Shares. No Selling Shareholder shall sell, assign, transfer or otherwise convey any such Selling Shareholder’s Shares, other than to Purchaser (or its nominee) pursuant to this Agreement and no Selling Shareholder shall pledge any of its Shares or otherwise permit any of its Shares to become subject to any Encumbrance.
6.	Certain covenants of the Parties
6.1	Filings and Consents.
(a)	Each Party shall use commercially reasonable efforts to file (and each of the Selling Shareholders shall use commercially reasonable efforts to cause the Acquired Companies to file), as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party (and, with respect to the obligations of the Selling Shareholders, by the Acquired Companies) with any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Purchaser shall (and, to the extent applicable, each of the Selling Shareholders shall ensure that the Acquired Companies shall), promptly (and, subject to compliance by the Parties with the first sentence of Section 6.1(b), in any event within 21 days after) the date of this Agreement file the notifications required under applicable antitrust, competition or fair trade laws or regulations (collectively, the “Antitrust Laws”) in connection with the Contemplated Transactions. The Parties shall (and each of the Selling Shareholders shall ensure that the Acquired Companies shall) respond as promptly as practicable to any inquiries or requests received from any Governmental Body and promptly inform the other Parties of any communication to or from any Government Body, in each case regarding the Contemplated Transactions.
(b)	Subject to the confidentiality provisions of the Confidentiality Agreement, each Party shall (and each of the Selling Shareholders shall ensure that the Acquired Companies shall) promptly supply the other Parties with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in)

Section 6.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of the Parties shall (and each of the Selling Shareholders shall ensure that the Acquired Companies shall): (i) consult with the other Parties prior to making any such filing and taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any Party (or any Acquired Company) in connection with any Legal Proceeding related solely to the Transactional Agreements and the Contemplated Transactions (including any such Legal Proceeding relating to any Antitrust Law); (iii) coordinate with the other Parties in preparing and exchanging such information; and (iv) promptly provide the other Parties (and their counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party (or, in the case of the obligations of the Selling Shareholders, submitted by any Acquired Company) with or to any Governmental Body related solely to this Agreement or the transactions contemplated hereby.

(c)	Subject to Section 6.1(d), the Parties shall (and each of the Selling Shareholders shall ensure that the Acquired Companies shall) use commercially reasonable efforts to: (i) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Body with respect to the Contemplated Transactions under the Antitrust Laws; and (iii) take, or cause to be taken, all actions necessary to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party (or, in the case of the obligations of the Selling Shareholders, by any Acquired Company) in connection with any of the Contemplated Transactions and to make effective the Contemplated Transactions. Subject to Section 6.1(d), if any Governmental Body, including any competition authority, shall impose amendments to the Contemplated Transactions or commitments to be undertaken by any Party as a condition to release of such Governmental Body’s Consent with respect to the Contemplated Transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than 15 days and use their commercially reasonable efforts in order to agree upon amendments to the Transactional Agreements which are necessary in order to meet the requirements imposed by such Governmental Body. At the request of the Purchaser, the Selling Shareholders shall ensure that the Acquired Companies shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action relating to the business, product lines or assets of any Acquired Company, provided that any such action is: (i) determined by the Purchaser in good faith to facilitate compliance with any Legal Requirement or any request by any Governmental Body; and (ii) conditioned upon the Closing (it being understood that no action taken pursuant to this sentence shall cause the Purchase Price to be reduced).

(d)	Notwithstanding anything to the contrary contained in Section 6.1(c) or elsewhere in this Agreement, the Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of the Acquired

Companies or any of Purchaser’s Affiliates to divest or agree to divest) any of the respective businesses, product lines or assets of the Purchaser, any of the Affiliates of the Purchaser or any of the Acquired Companies, or to take or agree to take (or cause any of the Acquired Companies or any of Purchaser’s Affiliates to take or agree to take) any other action or agree (or cause any of the Acquired Companies or any of Purchaser’s Affiliates to agree) to any limitation or restriction on any of the respective businesses, product lines or assets of the Purchaser, any of the Affiliates of the Purchaser or any of the Acquired Companies; or (ii) to contest any Legal Proceeding relating to any of the Contemplated Transactions.
6.2	Disclosure.
(a)	From and after the date of this Agreement, except as expressly contemplated by this Agreement or as required by law, none of the Selling Shareholders shall (and the Selling Shareholders shall ensure that none of the Acquired Companies, none of the Representatives of the Acquired Companies and none of the Representatives of the Selling Shareholders shall) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) the Transactional Agreements or any of the Contemplated Transactions, without the Purchaser’s prior written consent; provided, however, that the Selling Shareholders shall not be required to obtain the consent of the Purchaser with respect to any disclosure relating to the Contemplated Transactions if such disclosure is not more expansive than or inconsistent with prior disclosures made in accordance with this Section 6.2. Prior to the Closing, the Purchaser shall consult with the Selling Shareholders regarding the contents of any public announcement made by the Purchaser with respect to the Contemplated Transactions; provided, however, that: (i) the Purchaser shall not be required to consult with the Selling Shareholders regarding any disclosure in any filings made by the Purchaser with the United States Securities and Exchange Commission; and (ii) the Purchaser shall not be required to consult with the Selling Shareholders with respect to any disclosure relating to the Contemplated Transactions if such disclosure is not more expansive than or inconsistent with prior disclosures made in accordance with this Section 6.2.
(b)	From and after the date of this Agreement, each of the Selling Shareholders shall (and shall cause their Representatives and shareholders to) keep strictly confidential, and shall not use (and shall ensure that none of their Representatives or shareholders use) or disclose (and shall ensure that none of their Representatives or shareholders disclose) to any other Person, any non public document or other information that relates to the business, capitalization or assets of the Acquired Companies. During the Pre-Closing Period, the Purchaser shall remain bound by the Confidentiality Agreement with respect to the confidentiality of information relating to the Acquired Companies.
6.3	Commercially Reasonable Efforts. Prior to the Closing: (a) each of the Selling Shareholders shall (and each of the Selling Shareholders shall ensure that each of the Acquired Companies shall) use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.4	Communications. Prior to the Closing Date, none of the Selling Shareholders shall (and the Selling Shareholders shall ensure that none of the Acquired Companies, none of the Representatives of the Acquired Companies and none of the Representatives of the Selling Shareholders shall) communicate with Acquired Company Employees regarding post-Closing employment matters with the Purchaser or any subsidiary or affiliate of the Purchaser, including post-Closing employee benefit plans and compensation, without the prior written approval of the Purchaser.
7.	Conditions Precedent to Purchaser’s obligations to close

The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:
7.1	Accuracy of Representations.
(a)	Each of the representations and warranties made by the Selling Shareholders in this Agreement (other than in Section 3.3(b)) shall have been accurate in all material respects as at the date of this Agreement; provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties, all materiality qualifications or similar qualifications contained in such representations and warranties shall be disregarded; and (ii) for purposes of this Section 7.1(a), the materiality of any inaccuracy shall be determined in accordance with Article 1455 of the Italian Civil Code.
(b)	Each of the representations and warranties made by the Selling Shareholders in Section 3.3(b) shall have been accurate in all respects as at the date of this Agreement.
(c)	Each of the representations and warranties made by the Selling Shareholders in this Agreement (other than in Section 3.3(b)) shall be accurate in all respects as at the Closing Date as if made on and as at the Closing Date (except for such representations and warranties which address matters only as at a particular time, which shall have been accurate in all respects as at such particular time), except in any case for such failure to be accurate as would not (and would not reasonably be expected to), individually or in the aggregate, have a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications or similar qualifications contained in such representations and warranties shall be disregarded and any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.
(d)	Each of the representations and warranties made by the Selling Shareholders in Section 3.3(b) shall be accurate in all respects as at the Closing Date as if made on and as at the Closing Date (except for such representations and warranties which address matters only as at a particular time, which shall have been accurate in all respects as at such particular time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2	Performance of Covenants. Each of the covenants and obligations that the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. For purposes of this Section 7.2, the materiality of any failure to comply or perform shall be determined in accordance with Article 1455 of the Italian Civil Code.

7.3	Antitrust; Governmental Filings; Other Consents.
(a)	Any waiting periods applicable to the consummation of the Share Purchase or any of the other Contemplated Transactions under the Antitrust Laws shall have expired or been terminated, and there shall not be in effect any voluntary agreement between the Purchaser and any Governmental Body pursuant to which the Purchaser has agreed not to consummate the Share Purchase or any of the other Contemplated Transactions for any period of time (it being understood that the Purchaser shall not enter into any such agreement without the prior consent of the Selling Shareholders, such consent not to be unreasonably withheld or delayed).
(b)	All filings with and other Consents of any Governmental Body (whether pursuant to any Antitrust Law or other Legal Requirement) required to be made or obtained in connection with the Share Purchase or any of the other Contemplated Transactions shall have been made or obtained and shall be in full force and effect.
(c)	All material Consents of third parties (other than Governmental Bodies) required to be obtained in connection with the Share Purchase or any of the other Contemplated Transactions shall have been obtained and shall be in full force and effect.
7.4	No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, has had (or would be reasonably expected to have) any Material Adverse Effect.

7.5	Transfer of Real Property. The Real Property Transfer shall have been consummated in accordance with the Real Property Transfer Agreement.

7.6	Transfer of Acquired Patents. The transactions contemplated by that certain IP Transfer Agreement entered into by the Purchaser and Mr. Gisulfo Baccini as at the date of this Agreement (such transactions being referred to as the “IP Transfer” and such agreement being referred to as the “IP Transfer Agreement”) shall have been consummated in accordance with the IP Transfer Agreement.

7.7	No Restraints. No temporary restraining order, preliminary or permanent injunction or other order, writ, injunction, judgment or decree preventing the consummation of any of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to any of the Contemplated Transactions that makes consummation of any of such transactions illegal.

7.8	No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging any of the

Contemplated Transactions or seeking the recovery of material damages in connection with any of the Contemplated Transactions; (b) seeking to prohibit or limit the exercise by the Purchaser of any material right pertaining to its ownership of any of the Shares; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with any of the Contemplated Transactions; or (d) seeking to compel any of the Acquired Companies, the Purchaser or any affiliate of the Purchaser to dispose of or hold separate any material assets as a result of any of the Contemplated Transactions.

7.9	Employees. None of the individuals identified on Schedule 7.9 shall have ceased to be employed by the Acquired Company by which such Person is employed, or shall have expressed an intention to terminate his or her employment with such Acquired Company or to decline to accept employment with the Purchaser.
8.	Conditions Precedent to obligations of the Selling Shareholders

The obligations of the Selling Shareholders to consummate the Contemplated Transactions are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
8.1	Accuracy of Representations.
(a)	Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as at the date of this Agreement; provided, however, that (i) for purposes of determining the accuracy of such representations and warranties, all materiality qualifications or similar qualifications contained in such representations and warranties shall be disregarded; and (ii) for purposes of this Section 8.1(a), the materiality of any inaccuracy shall be determined in accordance with Article 1455 of the Italian Civil Code.
(b)	Each of the representations and warranties made by the Purchaser in this Agreement shall be accurate in all respects as at the Closing Date as if made on and as at the Closing Date (except for such representations and warranties which address matters only as at a particular time, which shall have been accurate in all respects as at such particular time), except in any case for such failure to be accurate as would not (and would not reasonably be expected to), individually or in the aggregate, have a material adverse effect on the Purchaser and its subsidiaries taken as a whole; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications or similar qualifications contained in such representations and warranties shall be disregarded.
8.2	Performance of Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. For purposes of this Section 8.2, the materiality of any failure to comply or perform shall be determined in accordance with Article 1455 of the Italian Civil Code.
8.3	No Restraints. No temporary restraining order, preliminary or permanent injunction or other order, writ, injunction, judgment or decree preventing the consummation by the Selling Shareholders of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal

Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation by the Selling Shareholders of such transactions illegal.

8.4	No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding seeking the recovery of material damages from the Selling Shareholders in connection with any of the Contemplated Transactions (it being understood that this condition shall not apply to the extent that any such Legal Proceeding or threat arises from a breach (or alleged breach) of any exclusivity agreement or other Contract to which any Selling Shareholder or Acquired Company is a party).
9.	Termination
9.1	Termination Events. This Agreement may be terminated prior to the Closing:
(a)	by the mutual written consent of the Purchaser and the Selling Shareholders;
(b)	by either the Purchaser or the Selling Shareholders if the Closing has not taken place on or before 5:00 p.m. (U.S. Pacific time) on March 15, 2008 (other than as a result of any failure on the part of the Party wishing to terminate to comply with or perform any covenant or obligation set forth in this Agreement (or in any other agreement or instrument entered into by such Party in connection with the Contemplated Transactions);
(c)	by either the Purchaser or the Selling Shareholders if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Contemplated Transactions by any Governmental Body that would make consummation of such transactions illegal;
(d)	by the Purchaser if: (i) any of the representations and warranties of any of the Selling Shareholders contained in this Agreement shall be inaccurate as at the date of this Agreement, or shall have become inaccurate as at a date subsequent to the date of this Agreement, such that any of the conditions set forth in Section 7.1 would not be satisfied; or (ii) any of the covenants of any of the Selling Shareholders contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of any of the Selling Shareholders as at a date subsequent to the date of this Agreement or a breach of a covenant by any of the Selling Shareholders is curable by a Selling Shareholder through the use of commercially reasonable efforts within 30 days after the Purchaser notifies the Selling Shareholder in writing of the existence of such inaccuracy or breach (the “Selling Shareholders Cure Period”), then the Purchaser may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Selling Shareholders Cure Period, provided the Selling Shareholders, during the Selling Shareholders Cure Period, continue to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Selling Shareholders Cure Period); or

(e)	by the Selling Shareholders if: (i) any of the Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as at the date of this Agreement, or shall have become inaccurate as at a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of the Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Purchaser’s representations and warranties as at a date subsequent to the date of this Agreement or a breach of a covenant by the Purchaser is curable by the Purchaser through the use of commercially reasonable efforts within 30 days after the Selling Shareholders notify the Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Selling Shareholders may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided the Purchaser, during the Purchaser Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Selling Shareholders may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).
9.2	Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 9.1, the Purchaser shall deliver to the Selling Shareholders a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Selling Shareholders wish to terminate this Agreement pursuant to Section 9.1, they shall deliver to the Purchaser a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which the Selling Shareholders are terminating this Agreement.
9.3	Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that: (a) the Selling Shareholders and the Purchaser shall not be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the Parties shall, in all events, remain bound by and continue to be subject to Section 6.2 and the Confidentiality Agreement for the term provided therein (it being understood that if, after the termination of this Agreement, the Purchaser makes any public statement with respect to this Agreement or the Contemplated Transactions, Section 6.2 shall not prevent the Selling Shareholders from either correcting any incorrect information disclosed by the Purchaser in such public statement or making statements that are consistent with (but not more expansive than) such public statement).

10.	Indemnification
10.1	Survival of Representations, Etc.
(a)	Subject to Section 10.1(d), the representations and warranties made by the Selling Shareholders in this Agreement (including the representations and warranties set forth in the Closing Certificate and the Acquisition Consideration Certificate) shall survive the Closing and, except for the Specified Representations, shall expire at 11:59 p.m. U.S. Pacific Time on the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that if, at any time prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Selling Shareholders a Claim Notice (as defined in Schedule 12.7(c)) alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by any of the Selling Shareholders and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach (which such Claim Notice states with reasonable detail the basis for such claim), then the claim asserted in such Claim Notice and the representations and warranties with respect to such claim shall survive the Expiration Date until such time as such claim is fully and finally resolved. Each of the Specified Representations shall survive the Closing until the expiration of the statute of limitations applicable to the subject matter of such Specified Representations. The representations and warranties made by the Purchaser shall not survive the Closing.
(b)	The representations, warranties, covenants and obligations of the Selling Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.
(c)	For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Selling Shareholders in this Agreement.
(d)	Nothing contained in this Section 10.1 or elsewhere in this Agreement shall limit any rights or remedy of any Indemnitee for claims based on intentional misrepresentation or fraud.
10.2	Indemnification by Selling Shareholders. From and after the Closing (but subject to Section 10.1), the Selling Shareholders (the “Indemnitors”), jointly and severally, shall, subject to the limitations set forth in Section 10.3, hold harmless and indemnify each of the Indemnitees from and against, and shall pay and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become obligated (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:
(a)	any inaccuracy in or breach of any representation or warranty made by a Selling Shareholder in this Agreement as at the date of this Agreement (in each case, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement);
(b)	any inaccuracy in or breach of any representation or warranty made by a Selling Shareholder in this Agreement as if such representation or warranty were made on and as at the Closing Date or in the Closing Certificate or the Acquisition Consideration Certificate (in each case, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement);

(c)	any breach of any covenant or obligation of a Selling Shareholder in this Agreement;

(d)	any Transferred Real Property or any past, current or future use, ownership or transfer of any Transferred Real Property or any claim of any nature relating to any Transferred Real Property or any such use, ownership or transfer, including any Liability which arises from or as a result of, or is connected with: (i) the presence of any Materials of Environmental Concern at any Transferred Real Property; or (ii) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Materials of Environmental Concern (whether lawfully or unlawfully) by or on behalf of any of the Acquired Companies on or at any Transferred Real Property; provided, however, that, except to the extent provided in the Lease-Back Agreement, the obligations of the Selling Shareholders specified in this Section 10.2(d) shall not subsist with regard to Damages which arise or result from actions taken by any Acquired Company after the Closing in connection with the operation by such Acquired Company of its business under the Lease-Back Agreement;

(e)	any Liability for Taxes which arises from or as a result of, or is connected with: (i) the activities or business of any of the Acquired Companies on or prior to the Closing Date which are not paid prior to the Closing, other than Taxes for calendar year 2007 and 2008 until the Closing to the extent that such Taxes have been (or are) incurred in the ordinary course of business and the deadline for the payment of such Taxes has not passed; or (ii) the transfer of the Acquired Patents pursuant to the IP Transfer Agreement or the transfer of the Transferred Real Property pursuant to the Real Property Transfer Agreement; or

(f)	any Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clause “(a),” “(b),” “(c),” “(d)” or “(e)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).
10.3	Limitations; Exclusivity.
(a)	Subject to Section 10.3(d), the Indemnitors shall not be required to make any payment pursuant to Section 10.2(a) or 10.2(b) or 10.2(f) (to the extent related to any of the matters referred to in Section 10.2(a) or 10.2(b)) for any inaccuracy in or breach of any representation or warranty in this Agreement, other than the Specified Representations, until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds €750.000,00 in the aggregate. If the total amount of such Damages exceeds €750.000,00 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and paid and reimbursed for the amount of such Damages in excess of €750.000,00.

(b)	Subject to Section 10.3(d), recourse by the Indemnitees to the cash and other property, if any, pursuant to the Escrow Agreement shall be the Indemnitees’ sole and exclusive remedy for Damages resulting from the matters referred to in Section 10.2.
(c)	Except in the case of intentional misrepresentation or fraud, the Indemnitors shall not be required to make any payment pursuant to Section 10.2 in relation to the matters specified in Section 10.2(e) until such time as the total amount of all Damages that have been suffered or incurred by the Indemnitees in relation to such matters, or to which any one or more of the Indemnitees has or have otherwise became subject, exceeds €100.000,00 in the aggregate. If the total amount of such Damages exceeds €100.000,00 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding €100.000,00.
(d)	The limitations set forth in Sections 10.3(a) and 10.3(b) shall not apply: (i) in the case of intentional misrepresentation or fraud; (ii) to the Specified Representations; (iii) in case of breach of any covenants or obligations contained in Sections 2, 5.2, 5.4, 5.5, 6, 10, 11 or 12; (iv) to the matters referred to in Sections 10.2(d) and 10.2(e); or (v) to the matters referred to in Section 10.2(f) (to the extent related to any of the matters referred to in clause “(iii)” of this sentence or to Sections 10.2(d) or 10.2(e)). For the avoidance of doubt, the Parties acknowledge that, subject to this Section 10.3(d), except in the case of intentional misrepresentation or fraud or with respect to the Specified Representations, the Selling Shareholders’ obligations pursuant to Section 10.2(a) or 10.2(b) or 10.2(f) (to the extent related to any of the matters referred to in Section 10.2(a) or 10.2(b)) shall in no event exceed €22.000.000,00.
(e)	For the avoidance of doubt, the Parties acknowledge that the Selling Shareholders shall not be required to make any payment pursuant to Section 10.2 in relation to: (i) Damages which arise from or as a result of the matter described in Part 3.9(f) of the Disclosure Schedule; and (ii) except in the case of intentional misrepresentation or fraud, any amount that becomes due to any customer of the Acquired Companies to the extent that such amount results solely from the delay in the delivery of an Acquired Company Offering to such customer.
10.4	Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitor may become obligated to hold harmless, indemnify, pay or reimburse any Indemnitee pursuant to Section 10, the Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Selling Shareholders. If the Purchaser so proceeds with the defense of any such claim or Legal Proceeding:
(a)	subject to the other provisions of Section 10, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;
(b)	each Indemnitor shall make available to the Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c)	the Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if the Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Selling Shareholders, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if the Purchaser requests that the Selling Shareholders consent to a settlement, adjustment or compromise, the Selling Shareholders shall not unreasonably withhold or delay such consent).
The Purchaser shall give the Selling Shareholders prompt notice of the commencement of any such Legal Proceeding against the Purchaser or any of the Acquired Companies after the Closing Date; provided, however, that any failure on the part of the Purchaser to so notify the Selling Shareholders shall not limit any of the obligations of the Indemnitors under Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If the Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, the Selling Shareholders may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Selling Shareholders may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed).

10.5	Indemnification by the Purchaser. The Purchaser shall hold harmless and indemnify the Selling Shareholders from and against, and shall pay and reimburse the Selling Shareholders for, any Damages which are suffered or incurred by any of the Selling Shareholders (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (a) any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement; and (b) any breach of any covenant or obligation of the Purchaser in this Agreement.
11.	Actions After Closing
11.1	Registration of IP. Following the Closing, the Selling Shareholders shall provide reasonable cooperation to the Purchaser for any notification or submission to be made before competent authorities with respect to the assignment to the Company, the Purchaser or its nominee of Acquired Company IP, as well as to all authorizations relating to the Company’s manufacturing site.
11.2	Transition. Following the Closing, the Selling Shareholders shall provide reasonable cooperation and collaborate with the Purchaser and with the Company to facilitate a smooth transition of all employees and consultants.
12.	Miscellaneous Provisions
12.1	Further Assurances. The Purchaser shall execute and cause to be delivered to the Selling Shareholders such instruments and other documents, and shall take such other actions, as the Selling Shareholders may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions. Each of the Selling Shareholders shall execute and cause to be delivered to the Purchaser (and each of the Selling Shareholders shall ensure that each Acquired Company executes and causes to be delivered to the Purchaser) such instruments and other documents, and shall take such other actions (and each of the Selling Shareholders shall ensure that each Acquired Company takes such other actions), as the Purchaser may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

12.2	Fees and Expenses. Except as otherwise expressly provided in other Sections to this Agreement, the Escrow Agreement or Schedule 12.7(c), each Party shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by such Party in connection with or by virtue of: (a) the negotiation, preparation and review of the Transactional Agreements; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Contemplated Transactions (it being understood that the Selling Shareholders shall bear and pay all Acquired Company Transaction Expenses).

12.3	Attorneys’ Fees. If any lawsuit relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.4	Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as at or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by recorded delivery mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

If to Purchaser:

Applied Materials, Inc. 2881 Scott Boulevard, M/S 2064 Santa Clara, CA 95050 Attention: Joseph Sweeney, Senior Vice President, General Counsel and Corporate Secretary Facsimile: (408) 563-4635

and to:

Applied Materials, Inc. 3050 Bowers Avenue, M/S 0105 Santa Clara, CA 95054 Attention: Greg Psihas, Vice President, Mergers & Acquisitions Facsimile: (408) 986-7260

If to the Selling Shareholders:

Finanziaria Baccini S.r.l. 31100 Treviso, Sottoportico Buranelli 27 Attention: Mrs. Elisa Baccini Facsimile: +0039 0422 583033

and to:

Advisa S.r.l. P.za Filodrammatici 3 31100 Treviso Fax: +0039 0422 574204 Attention: Mr. Dino Guglielmin Facsimile: +0039 0422 574204

12.5	Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.6	Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.7	Governing Law; Dispute Resolution.
(a)	This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the Italian Republic (without giving effect to principles of conflicts of laws).
(b)	Except as otherwise provided in the Escrow Agreement or in Section 12.7(c), any dispute relating to this Agreement or the enforcement of any provision of this Agreement (“Arbitrable Dispute”) shall be resolved under the International Chamber of Commerce (“ICC”) ADR Rules; provided, however, that in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ADR Rules. In case the Arbitrable Dispute has not been settled pursuant to the ICC ADR Rules within 45 days following the filing of a Request for ADR or within such other period of time as the Parties may agree in writing, it shall be finally settled under the Rules of Arbitration of the ICC. Any such Arbitration will be conducted before a single arbitrator. The arbitrator shall be mutually agreed upon by the Purchaser and the Selling Shareholders. In the event the Purchaser and the Selling Shareholders are unable to agree on such arbitrator within 20 days following submission of the dispute to the ICC by one of the Parties, the ICC shall have the authority to select an arbitrator. Seat of the arbitration shall be Geneva, Switzerland, and the language shall be English. No discovery other than an exchange of relevant documents may occur in any arbitration commenced under this Agreement. The Purchaser and the Selling Shareholders agree to act in good faith to promptly exchange the relevant documents. The final decision of the arbitrator will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Selling Shareholders, the Indemnitors and the Purchaser. The Purchaser and the Selling Shareholders will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs and reimbursement for costs of arbitration (it being understood that the arbitrator shall determine the identity of the prevailing party and the amount of fees and costs to which such prevailing party is entitled).

(c)	Any claim for indemnification, payment or reimbursement pursuant to Section 10 (and any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to this Agreement after the Closing) shall be brought and resolved exclusively in accordance with Schedule 12.7(c) (it being understood that, for the avoidance of doubt, nothing in this Section 12.7 or elsewhere in this Agreement shall prevent the Purchaser or the Selling Shareholders from seeking preliminary injunctive relief from an Italian court at any time under article from 669-bis to 700 of the Italian Civil Procedure Code).

(d)	Disputes which, under Italian Law, are not deemed to be arbitrable shall be submitted exclusively and irrevocably in Courts located in the Italian Republic.
12.8	Successors and Assigns; Guarantee. This Agreement shall be binding upon: (a) each of the Selling Shareholders and his or its personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and (b) the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Selling Shareholders; (ii) the Purchaser; (iii) the other Indemnitees; and (iv) the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign any or all of its rights or obligations under this Agreement (including its indemnification rights under Section 10), in whole or in part, without obtaining the consent or approval of any other Party or of any other Person: (x) after the Closing Date, to any other Person; or (y) at any time before or after the Closing Date to any Affiliate of the Purchaser, including to an Affiliate who is its nominee pursuant to Article 1401 of the Italian Civil Code. If the Purchaser assigns any or all of its obligations under this Agreement to an Affiliate of the Purchaser or to any other Person (or designates a nominee pursuant to Article 1401 of the Italian Civil Code), the Purchaser shall be jointly and severally liable with such Affiliate or other Person for the full performance of all such obligations.
12.9	Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other Party, such other Party shall be entitled (in addition to any other remedy that may be available to it pursuant to this Agreement) to: (a) an order of specific performance to enforce the observance and performance of such covenant, obligation or other provision; and (b) seek preliminary injunctive relief from an Italian court at any time under article from 669-bis to 700 of the Italian Civil Procedure Code aimed at restraining such breach or threatened breach.
12.10	Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.11	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all Parties.

12.12	Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

12.13	Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any).

12.14	Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

12.15	Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.

12.16	Construction.
(a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)	The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)	Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
12.17	Official Agreement. It is hereby agreed and clarified that the English version of this Agreement and the other Transactional Agreements shall be the official version of this Agreement and all such other Transactional Agreements, notwithstanding any Italian or other translations of such agreements or documents.
* * * *

The Parties have caused this Agreement to be executed and delivered as at the date first written above.

Applied Materials, Inc., a Delaware corporation
By:	/s/ Mark Pinto
	Name:	Mark Pinto
	Title:	Senior Vice President

Selling Shareholders: Finanziaria Baccini Srl
By:	/s/ Gisulfo Baccini
Title: Presidente
Signature: /s/ Gisulfo Baccini
Gisulfo Baccini

Exhibit A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Acquired Companies. “Acquired Companies” shall mean the Company and its Subsidiary.
Acquired Company Contract. “Acquired Company Contract” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.
Acquired Company Employee. “Acquired Company Employee” shall mean any Person who is or was an employee (whether regular or temporary, direct hire or leased), director, contractor or consultant of or to any of the Acquired Companies or becomes, at any time during the Pre-Closing Period, an employee (whether regular or temporary, direct hire or leased), director or consultant of or to any of the Acquired Companies.
Acquired Company IP. “Acquired Company IP” shall mean all: (a) Intellectual Property Rights used to provide, sell, operate, or maintain, or necessary to provide, sell, operate, or maintain, any Acquired Company Offering; and (b) Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right. For the avoidance of doubt it is hereby clarified that Acquired Company IP includes the Acquired Patents and the other Assigned IP Rights.
Acquired Company IP Contract. “Acquired Company IP Contract” shall mean any Contract to which any of the Acquired Companies is or was a party or by which any of the Acquired Companies is or was bound or under which any of the Acquired Companies has or may acquire any right, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Acquired Company IP or any Intellectual Property developed by, with or for any of the Acquired Companies or the provision of any Acquired Company Offering.
Acquired Company Offering. “Acquired Company Offering” shall mean each product or service developed, marketed, sold, offered, provided, or supported at any time by or on behalf of any of the Acquired Companies, and any product or service currently under development by any of the Acquired Companies.
Acquired Patents. “Acquired Patents” shall mean those patents and patent applications listed in Schedule 3.9(d).
Acquired Company Transaction Expenses. “Acquired Company Transaction Expenses” shall mean the amount of all fees, costs and expenses of type described in Section 12.2 of the Agreement that have been incurred or that are incurred by any of the Acquired Companies in connection with the Contemplated Transactions, including any fees, costs or expenses paid or payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performs or has performed services for or on behalf of any of the Acquired Companies, or who was or is otherwise entitled to any compensation from any of the Acquired Companies, in connection with the Transactional Agreements or any of the Contemplated Transactions, that have not been paid by the Selling Shareholders in their individual capacity prior to the Closing.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:
          (a) the sale, license or disposition of all or a material portion of any of the Acquired Companies’ business or assets;
          (b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any of the Acquired Companies; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Acquired Companies; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any of the Acquired Companies; or
          (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.
Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person that as at the date of the Agreement or as at any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.
Agreement. “Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
Assigned IP Rights. “Assigned IP Rights” shall have the meaning set forth in the IP Transfer Agreement.
BKM. “BKM” shall mean any “best known method” (as such term is commonly understood in the semiconductor equipment industry) for any process used to service, test, clean, refurbish, or otherwise maintain any Acquired Company Offering.
Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Bilateral Confidentiality Agreement, dated August 10, 2007 between the Purchaser, the Company and the Selling Shareholders .
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contemplated Transactions. “Contemplated Transactions” shall mean: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the Share Purchase; (ii) the performance by the Selling Shareholders and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Selling Shareholders and the Purchaser of their respective rights under the Transactional Agreements; (iii) the IP Transfer; and (iv) the Real Property Transfer.
Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, purchase order, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
Damages. “Damages” shall include, without duplication, any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost or expense of any nature (it being understood that in determining Damages recoverable by an Indemnitee, an arbitrator may take into account any insurance proceeds recovered by such Indemnitee and any increase in premiums or other costs incurred (or to be incurred) by such Indemnitee resulting from or relating to such recovery).
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, special privilege, usufruct, claim, infringement, expropriation procedures by the public authority (whether actual or threatened), easement, right of way, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport or handling of Materials of Environmental Concern.
Escrow Agent. “Escrow Agent” shall mean Citibank, N.A.
Escrow Agreement. “Escrow Agreement” shall mean that certain Escrow Agreement dated as at the Closing Date by and among the Purchaser, the Selling Shareholders and the Escrow Agent substantially in the form of Exhibit D.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, regional, local, municipal, Italian or other non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
Indemnitees. “Indemnitees” shall mean, without duplication, the following Persons: (a) the Purchaser; (b) the Acquired Companies; (c) any nominee of the Purchaser pursuant to Article 1401 of the Italian Civil Code; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, BKMs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods and processes (including manufacturing methods, sales methodologies and processes, training methods and similar methods and processes), proprietary information, protocols, recipes, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights;

(e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances. The Selling Shareholders shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of any of the Acquired Companies has Knowledge of such fact or other matter.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, tax, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, Italian or other non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with Italian GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Material Adverse Effect. “Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had (or would reasonably be expected to have) a material adverse and disruptive effect on: (a) the business, financial condition or financial performance of the Acquired Companies, in each case taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect, change, development, event or circumstance resulting from changes in general economic and/or industry conditions anywhere in the world, including in locations in which the Acquired Companies operate their business, in each case to the extent that such effects, changes, developments, events or circumstances do not disproportionately impact the Acquired Companies; (ii) any effect, change, development, event or circumstance resulting from acts of war, sabotage or terrorism; (iii) any effect, change, development, event or circumstance resulting from earthquakes, hurricanes, tornadoes or other natural disasters or similar events of force majeure; and (iv) any effect, change, development, event or circumstance resulting from changes in applicable law, rule or regulation; or (b) the right or ability of the Purchaser to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Shares.
Materials of Environmental Concern. “Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance and matter in any state (solid, liquid, gaseous state) that is regulated by any Environmental Law or that is otherwise considered by any Environmental Law or any Governmental Body as a danger or potential danger to health, reproduction or the environment.
Off-Balance Sheet Arrangements. “Off-Balance Sheet Arrangements” shall mean any transaction, agreement or other contractual arrangement to which an Entity unconsolidated with an Acquired Company is a party and under which such Acquired Company has any: (a) obligation under any guarantee contracts such as standby letters of credit, performance guarantees, indemnification agreements, and keepwell agreements, whether or not recorded as a liability; (b) retained or contingent interests in assets transferred to an unconsolidated entity; (c) obligations under derivative instruments that are classified as equity; or (d) obligations under material variable interests in unconsolidated entities that provide financing, liquidity, market risk or credit risk support to any of the Acquired Companies, or engage in leasing, hedging or research and development services with any of the Acquired Companies (it being understood that “Off-Balance Sheet Arrangements” shall not include arrangements which are required under Italian generally accepted accounting principles to be included on a balance sheet and are so included on the Most Recent Balance Sheet or the balance sheet of the Subsidiary as at December 31, 2006).
Person. “Person” shall mean any individual, Entity or Governmental Body.
Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.
Related Party. “Related Party” shall mean: (a) each of the Selling Shareholders; (b) each individual holding a direct or indirect equity interest in any Selling Shareholder that is an Entity ; (c) each individual who is, or who has at any time been, an officer or director of any of the Acquired Companies; (d) each member of the immediate family of each of the individuals referred to in clauses “(a),” “(b)” and “(c)” above; and (e) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(a),” “(b),” “(c)” and “(d)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
Release. “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment or into a drain, sink or other conveyance, whether intentional or unintentional.
Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
Subsidiary. “Subsidiary” shall mean Baccini GmbH.
Specified Representations. “Specified Representations” shall mean: (a) the representations and warranties contained in Sections 3.3(b) and 3.3(d); (b) the representations and warranties contained in Section 3.13; and (c) the representations and warranties contained in the Closing Certificate or the Disclosure Schedule and relating to the representations and warranties referred to in clauses “(a)” or “(b)” of this sentence.
Tax. “Tax” shall mean any tax (including any income tax, regional value added tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or any liability or obligation to with respect to the foregoing by virtue of any Contract or otherwise.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” shall mean the Agreement and any and all agreements, documents, certificates, opinions or instruments delivered or to be delivered pursuant to or in connection with the Agreement, including: (a) the Real Property Transfer Agreement; (b) the Lease-Back Agreement; (c) the IP Transfer Agreement; (d) the Escrow Agreement; (e) the Non-Competition, Non-Solicitation and Confidentiality Agreements; (f) the Closing Certificate; (g) the Acquisition Consideration Certificate; (h) the Disclosure Schedule; and (i) the Employment Agreements.